Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement (Form S-1) of our report dated April 1, 2019, relating to the consolidated financial statements of Chanticleer Holdings, Inc. and Subsidiaries (the “Company”) as of and for the years ended December 31, 2018 and 2017 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, which is filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Cherry Bekaert LLP

Charlotte, North Carolina

April 12, 2019